Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bridge Bancorp, Inc. of our report dated March 11, 2019, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2018.

/s/ Crowe LLP
Crowe LLP

New York, New York
August 20, 2019